Exhibit 4.1

NEITHER THIS NOTE NOR THE SECURITIES INTO WHICH THIS NOTE IS CONVERTIBLE HAVE BEEN REGISTERED FOR RESALE WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.  A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR IN FORM AND SUBSTANCE REASONABLY ACCEPTABLE TO THE ISSUER MAY BE REQUIRED IN CONNECTION WITH ANY SUCH UNREGISTERED RESALE (OTHER THAN PURSUANT TO RULE 144 OF THE SECURITIES ACT).  NOTWITHSTANDING THE FOREGOING, THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY SUCH SECURITIES PROVIDED THAT ANY EXERCISE OF ANY RIGHTS BY ANY SECURED PARTY SHALL COMPLY WITH THESE LEGEND REQUIREMENTS.

THIS NOTE DOES NOT REQUIRE PHYSICAL SURRENDER OF THE NOTE IN THE EVENT OF A PARTIAL REDEMPTION OR CONVERSION.  AS A RESULT, FOLLOWING ANY REDEMPTION OR CONVERSION OF ANY PORTION OF THIS NOTE, THE OUTSTANDING PRINCIPAL AMOUNT REPRESENTED BY THIS NOTE MAY BE LESS THAN THE PRINCIPAL AMOUNT SET FORTH BELOW.

10% CONVERTIBLE NOTE DUE AUGUST 31, 2011

OF

BIOMODA, INC.

Original Issuance Date:  September 15, 2010 (“Issuance Date”)
Principal Amount:  US$280,000

FOR VALUE RECEIVED, Biomoda, Inc., a New Mexico corporation having its principal place of business at 609 Broadway NE #215, Albuquerque, New Mexico 87102 (the “Company”), promises to pay to the order of PURCHASER or its registered assigns or successors-in-interest (the “Holder”), the principal sum of Two Hundred Eighty Thousand U.S. Dollars and Zero Cents (US$280,000.00) and any additional sums due pursuant to the terms hereof on August 31, 2011 (the “Maturity Date”) or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay accrued and unpaid interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note in accordance with the provisions hereof.

1. Issuance; Incorporation by Reference.

(a)
Issuance.  This 10% Convertible Note Due August 31, 2011 (including each 10% Convertible Note Due August 31, 2011 issued in exchange, transfer or replacement hereof, this “Note”) is one of a series of duly authorized and validly issued 10% Convertible Notes Due August 31, 2011 (collectively, the “Notes”) issued pursuant to that certain Securities Purchase Agreement, dated on or about the date hereof, by and among the Company and the Holder (the “Securities Purchase Agreement”), in an aggregate principal amount which does not exceed US$560,000.00.

(b)
Incorporation.  This Note incorporates by reference, as if set forth herein in its entirety and including without limitation all terms, conditions and provisions set forth therein, the PipeFund Services Organization Standard Transaction Document labeled CN 8-10 (Standard Note Terms) available and accessible at www.pipefund.com (“PST Document CN”); provided, however, that to the extent any of the terms, conditions or provisions of this Note (without such incorporation) contradict or conflict with the terms, conditions or provisions of PST Document CN, this Note shall control.

2. Definitions.  For purposes hereof, in addition to the terms defined elsewhere in this Note (a) each initially capitalized term used herein and not otherwise defined herein shall have the meaning ascribed thereto in PST Document CN or the Securities Purchase Agreement (including without limitation definitions incorporated therein by reference to PST Document GTC or by reference indirectly to PST Document DEF, each a PipeFund Standard Transaction Document available and accessible at www.pipefund.com), and (b) the following terms shall have the following meanings:

“Conversion Price” shall equal the lesser of (a) $0.25 and (b) 80% of the average of the three (3) lowest daily VWAPs during the twenty (20) consecutive Trading Days immediately preceding the applicable Conversion Date on which the Holder elects to convert all or part of this Note, subject to adjustment as provided in this Note.

“Event of Default” shall also include, in addition to those events set forth in PST Document CN, any Change of Control

“Interest Payment Date” means the Maturity Date, provided that if such day is not a Business Day, then such Interest Payment Date shall mean the next succeeding day which is a Business Day.

3. Interest.  Interest on the unpaid principal balance of this Note shall:

(a)
Rate.  Accrue daily at the rate of 10% per annum, commencing on the Issuance Date and compounding on the Maturity Date, provided that from and after the occurrence and during the continuance of an Event of Default interest shall accrue hereunder at the Default Rate;

(b)	Calculation. Be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed for any partial months; and

(c)	Payment. Be due and payable in arrears on the Maturity Date in cash only (to the extent not converted by the Holder hereunder).

4. Conversion.

(a)	Conversion Right. This Note is convertible into shares of the Company’s Common Stock at the Conversion Price, subject to and in accordance with the terms and conditions set forth herein.

(b)	Ownership Cap. The Holder’s Maximum Ownership Percentage is 4.9% (which may be changed only as specified in PST Document CN, as defined below).

(c)
Adjustment.  This Note shall have Full Ratchet Anti-Dilution Adjustment, including without limitation if the Company effects a Subsequent Issuance of Convertible Securities in a Variable Rate Transaction with a conversion price formula more favorable to the investor therein than the Conversion Price hereunder, then the Conversion Price hereunder shall be adjusted to such more favorable conversion price formula.

5. Restrictive Covenants.  So long as this Note remains outstanding, the Company shall not, and shall not permit any Subsidiary (whether or not a Subsidiary on the Closing Date) to, directly or indirectly:

(a)	Impairment. Amend any of its Organizational Documents in any manner that materially and adversely affects any rights of the Holder;

(b)
Redemptions/Repayments.  Redeem, repay, repurchase, offer to repay or repurchase, defease, make payments in respect of, or otherwise acquire any shares of its Common Stock, Options or Convertible Securities or any Indebtedness of the Company or any of its Subsidiaries, including without limitation any loans or advances from any Company shareholders; or

(c)	Dividends. Declare, set aside or pay cash dividends or distributions on any equity securities of the Company (whether in cash, equity securities or property).

 [Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set forth above.

BIOMODA, INC.

By: ______________________________________
Name:         John J. Cousins
Title:           President & Chief Financial Officer